Exhibit 99.1
Price Gregory Services Incorporated
Condensed Consolidated Financial Statements
Six months ended June 30, 2009 and five months ended June 30, 2008

Price Gregory Services Incorporated
Index

Page(s)

Condensed Consolidated Financial Statements (unaudited)

Balance Sheets	1

Statements of Operations	2

Statements of Cash Flows	3

Notes to Financial Statements	4-18

Price Gregory Services Incorporated
Condensed Consolidated Balance Sheets (unaudited)

(In thousands except share amounts)

	June 30,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$83,691	$96,024
Accounts receivable	151,922	132,900
Costs and estimated earnings in excess of billings on uncompleted construction contracts	104,615	22,168
Deferred construction costs	17,626	10,845
Prepaid expenses and other current assets	11,690	11,518
Prepaid taxes	12,002	4,251
Inventories	1,427	1,448

Total current assets	382,973	279,154
Property and equipment, net	161,628	161,237
Intangible assets, net	37,363	40,092
Goodwill	144,745	144,745
Other assets	1,339	99

Total assets	$728,048	$625,327

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$1,598	$445
Current maturities of long-term debt	22,274	21,981
Accounts payable	65,935	49,095
Accrued liabilities	64,542	38,767
Current taxes payable	15,273	9,964
Billings in excess of costs and estimated earnings on uncompleted construction contracts	50,043	54,153

Total current liabilities	219,665	174,405

Long-term debt, less current maturities	104,169	115,491
Casualty insurance reserve, less current portion	4,907	5,184
Deferred income taxes	60,687	59,240

Total liabilities	389,428	354,320

Commitments and contingencies (Note 13)
Mandatorily redeemable preferred	82,332	83,665
Equity
Common stock, $0.001 par value, 1,500,000 authorized, 712,997 issued and outstanding	1	1
Additional paid-in capital	73,221	72,675
Retained earnings	192,187	125,490
Accumulated other comprehensive loss	(9,234)	(11,599)

Total shareholders’ equity	256,175	186,567
Noncontrolling interest (Note 1)	113	775

Total equity	256,288	187,342

Total liabilities and equity	$728,048	$625,327

The accompanying notes are an integral part of these condensed consolidated financial statements.

Price Gregory Services Incorporated
Condensed Consolidated Statements of Operations (unaudited)

(In thousands)

	Six months	Five months
	ended	ended
	June 30,	June 30,
	2009	2008

Revenue:
Revenue from construction contracts	$610,305	$392,576
Revenue from service contracts	49,893	39,520
Interest and other income (expense)	(562)	694

	659,636	432,790

Expenses:
Cost from construction contracts	472,822	322,450
Cost from service contracts	33,267	27,647
General and administrative expense	21,580	18,310
Depreciation and amortization	14,613	11,903
Interest expense	2,104	3,670

	544,386	383,980

Income before taxes	115,250	48,810
Income tax expense	45,674	19,898

Net income	69,576	28,912
Net income attributable to noncontrolling interest	212	24
Mandatorily redeemable preferred dividends	2,667	1,667

Net income attributable to shareholders	$66,697	$27,221

The accompanying notes are an integral part of these condensed consolidated financial statements.

Price Gregory Services Incorporated
Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six months	Five months
	ended	ended
	June 30,	June 30,
	2009	2008

Cash flows from operating activities:
Net income	$69,576	$28,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,613	11,903
Deferred taxes	4,159	4,585
Stock compensation expense	546	443
Loss on sale of property and equipment	719	25
Mark to market on interest rate cap	(239)	—
Accretion of debt fair market value adjustment	(99)	(147)
Changes in operating assets and liabilities:
Accounts receivable	(18,249)	(65,497)
Costs and estimated earnings in excess of billings on uncompleted construction contracts	(82,382)	6,630
Deferred construction costs	(6,780)	(4,857)
Inventories	105	155
Prepaid expenses and other	(149)	(4,422)
Prepaid taxes	(7,751)	(8,285)
Accounts payable	19,201	8,989
Accrued liabilities	22,685	45,136
Current taxes payable	5,440	—
Billings in excess of costs and estimated earnings on uncompleted construction contracts	(4,111)	65,831
Other changes	(547)	(54)

Net cash provided by operating activities	16,737	89,347

Cash flows from investing activities:
Proceeds from sale of available-for-sale securities	—	94
Purchases of property and equipment	(15,723)	(10,457)
Proceeds from sale of property and equipment	2,385	724
Distribution to noncontrolling parties	(1,004)	—
Cash paid for business combination, net of cash received	—	(151,862)

Net cash used in investing activities	(14,342)	(161,501)

Cash flows from financing activities:
Proceeds from revolving credit facility	38,000	60,950
Repayments of revolving credit facility	(38,000)	(60,950)
Proceeds from long-term debt, net of issuance cost	—	98,354
Repayments of long-term debt	(5,000)	(14,975)
Payments on capital lease obligations	(5,930)	(2,017)
Borrowings on short-term debt	2,640	5,253
Repayments of short-term debt	(1,487)	(27,478)
Purchase of interest rate cap derivative	(1,000)	—
Mandatorily redeemable preferred dividends	(4,000)	—
Contributions from shareholders	—	41,300

Net cash provided by (used in) financing activities	(14,777)	100,437

Effect of foreign currency exchange rate change on cash	49	(277)
Net increase (decrease) in cash and cash equivalents	(12,333)	28,006
Cash and cash equivalents:
Beginning of period	96,024	—

End of period	$83,691	$28,006

The accompanying notes are an integral part of these condensed consolidated financial statements.

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

1.	Summary of Significant Accounting Policies

Nature of Organization and Operating Cycle

Price Gregory Services Incorporated (the “Company” or “PGSI”) is a Delaware corporation which was incorporated on January 31, 2008. The Company is engaged in the construction and servicing of pipelines and related projects for the petroleum and natural gas industries. Work is performed primarily under fixed-unit price contracts and cost-reimbursable contracts with contract incentive provisions. The Company uses union labor on the majority of its contracts.

The length of the Company’s contracts varies but is typically between three to six months. In accordance with the normal practice in the construction industry, the Company includes asset and liability accounts relating to construction contracts in current assets and liabilities even when these amounts are realizable or payable over a period in excess of one year.

Basis of Presentation

The condensed consolidated balance sheet of the Company at December 31, 2008 was derived from the Company’s audited consolidated financial statements as of that date, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The condensed consolidated balance sheet at June 30, 2009, the condensed consolidated statements of operations for the six month period ended June 30, 2009 and the five month period ended June 30, 2008, respectively, and the condensed consolidated statements of cash flows for the six month period ended June 30, 2009 and the five month period ended June 30, 2008, respectively, were prepared by the Company.

In the opinion of Company management, all adjustments, consisting of normal recurring adjustments, necessary to state fairly the consolidated financial position, results of operations and cash flows were recorded. The results of operations for the six month period ended June 30, 2009 are not necessarily indicative of the operating results for a full year or of future operations.

Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s consolidated financial statements for the eleven month period ended December 31, 2008.

In December 2007, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 160, Non-controlling Interests in Consolidated Financial statements — an amendment of Accounting Research Bulletin No. 51, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS No. 160 in the first quarter of 2009 and have included the non-controlling interest as a component of equity on the consolidated balance sheets and have included net income attributable to non-controlling interest in our consolidated net income. Certain reclassifications have been made to prior period accounts to conform to the current period presentation in accordance with SFAS No. 160.

For a description of the Company’s accounting policies, refer to Note 3 of the 2008 consolidated financial statements.

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

Principles of Consolidation

The condensed consolidated financial statements include the Company, its wholly owned subsidiaries and ownership interests in Price Ahtna J.V., Price Ahtna LLC, and Tikigaq Conam, LLC (the “Joint Ventures”). The Company’s wholly owned subsidiaries include Price Gregory International (“PGI”), Conam Construction Co. (“Conam”), and Price Gregory Construction (“PGC”), all U.S. companies, H.C. Price Canada Company, a Nova Scotia unlimited liability company and O.J. Pipelines Canada Corporation (“OJ”), a corporation organized under the laws of New Brunswick, Canada (the “Subsidiaries”). All significant intercompany accounts and transactions have been eliminated.

PGI has a 49% interest in Price Ahtna, J.V., and a 65% interest in Price Ahtna, LLC. Conam has a 49% interest in Tikigaq Conam, LLC. The Company’s total ownership from its investment exceeds fifty percent of the earnings derived from the businesses as a result of equipment services and sponsorship fees. As a result, the Company is considered to have the ability to direct policies and management of these entities, and accordingly, the balance sheets and the related statements of operations, changes in equity and cash flows of the joint venture and partnerships are included in the condensed consolidated financial statements. The earnings and equity attributable to other parties to the joint venture and partnerships are reflected in the noncontrolling interest captions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The use of estimated costs to complete each contract under the percentage-of-completion method, as discussed in Revenue Recognition in Note 3 of the 2008 consolidated financial statements, is a significant variable in the process of determining income earned and is a significant factor in the accounting for contracts. Additional significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts, employee benefit obligations, warranties, environmental liabilities, and other contingencies. Actual results could differ from these estimates.

Fair Value of Financial Instruments

Our financial instruments include cash, receivables, payables and debt. At June 30, 2009 and December 31, 2008, the estimated fair value of such financial instruments, except for debt, approximated their carrying value as reflected in our condensed consolidated balance sheets. As a result of the current credit environment, we believe that the fair value of our floating rate and fixed rate long-term debt does not approximate its carrying value as of June 30, 2009 and December 31, 2008. A summary of the fair value and carrying value of our long-term debt as of June 30, 2009 and December 31, 2008 is shown in the table below:

	As of June 30, 2009		As of December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Fixed rate long-term debt	$41,443	$39,704	$47,472	$47,816
Floating rate long-term debt	85,000	81,961	90,000	86,733

Total long-term debt	$126,443	$121,665	$137,472	$134,549

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

2.	Business Acquisitions

On January 31, 2008, Price Gregory Services Incorporated was formed, capitalized through contributions from the management team and a private investor, SCF-VI, LP. In conjunction with the merger, PGSI then borrowed money under the credit agreement (Note 8) and acquired all outstanding capital stock of H.C. Price Co. (“HCP”) and Gregory & Cook Construction, Inc. (“GCC”).

As a result, all shares of HCP and GCC were replaced with shares of PGSI. The total purchase price of HCP and GCC was $271.6 million paid with a combination of cash, equity and debt (in thousands):

Cash	$161,622
Issuance of mandatorily redeemable preferred debt	79,999
Issuance of common stock	30,000

$271,621

Purchase price allocation to assets and liabilities at fair value is as follows (in thousands):

Cash	$9,760
Current assets	126,981
Property and equipment	123,976
Intangible and other assets	49,966
Goodwill	144,745
Current liabilities, excluding debt	(75,096)
Debt	(52,943)
Other liabilities	(6,132)
Deferred taxes	(49,636)

Total purchase price allocated	$271,621

The amount of goodwill of $144.7 million resulting from the merger is considered to have an indefinite life and will not be amortized. Instead, goodwill will be reviewed annually for impairment or more frequently if indications of impairment exist.

The amount of finite life intangible assets (Note 6) includes $34.1 million and $15.7 million associated with trade names and contractual customer relationships, respectively. The intangible asset for trade names will be amortized on a straight line basis over thirty years. The intangible asset for contractual relationships will be amortized through 2010 based on the present value of expected income from these assets.

3.	Accounts Receivable

Accounts receivable consists of the following (in thousands):

	June 30,	December 31,
	2009	2008

Contract receivables	$101,582	$66,145
Retainage	49,335	63,722
Other	1,005	3,033

	$151,922	$132,900

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

The Company believes no allowance for doubtful accounts is necessary at June 30, 2009.

4.	Contracts in Progress

Revenues from construction contracts are recognized on a percentage-of-completion method, measured by the percentage of contract costs incurred to date to the total estimated costs for each contract, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues from service and maintenance contracts are recognized when earned, as expenditures are incurred.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as payroll taxes and insurance. General and administrative costs are charged to expense as incurred. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, customer needs, customer delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. Such changes may result in revisions to cost and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. An amount equal to contract costs attributable to claims is included in contract revenue when realization is probable and the amount can be reliably estimated.

Revenues recognized in excess of amounts billed are recorded as a current asset under the caption “costs and estimated earnings in excess of billings on uncompleted contracts.” Billings in excess of revenues recognized are recorded as a current liability under the caption “billings in excess of costs and estimated earnings on uncompleted contracts.”

Costs and estimated earnings on uncompleted construction contracts are as follows (in thousands):

	June 30,	December 31,
	2009	2008

Costs incurred on uncompleted construction contracts	$1,293,634	$1,384,281
Estimated earnings	328,752	358,497

	1,622,386	1,742,778
Less: Billings to Date	1,567,814	1,774,763

	$54,572	$(31,985)

Included in the accompanying balance sheet under the following captions:
Costs and estimated earnings in excess of billings on uncompleted construction contracts	$104,615	$22,168
Billings in excess of costs and estimated earnings on uncompleted construction contracts	(50,043)	(54,153)

	$54,572	$(31,985)

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

5.	Property and Equipment

Property and equipment consists of the following (in thousands):

	June 30,	December 31,
	2009	2008

Land	$2,256	$2,133
Construction equipment	135,115	135,872
Trucks and autos	42,819	33,113
Buildings, improvements and hardware	6,852	6,057

	187,042	177,175
Less: Accumulated depreciation	25,414	15,938

Net property and equipment	$161,628	$161,237

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, net of salvage value. The estimated useful life of new construction machinery and equipment ranges from three to 25 years, while the estimated useful life of office furniture and equipment is three to five years.

6.	Goodwill and Other Intangibles

Statement of Financial Accounting Standard (“SFAS”) No. 141(R), Business Combinations, requires that all assets acquired, including goodwill and other intangible assets, should be stated on the financial statements at fair value and requires that all intangible assets be recognized as assets apart from goodwill if they meet one of two criteria: (1) the contractual-legal criterion or (2) the separability criterion. Goodwill represents the excess of consideration over the fair value of tangible and identifiable intangible net assets acquired. Goodwill reflected in our balance sheet is associated with the value of the assembled and trained workforce and market share which does not qualify as a recognizable intangible asset. Certain assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed.

We perform an impairment test of goodwill assets annually or more often if indications of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of our company with the carrying value. Certain estimates and judgments are required in the application of the fair value models. If the carrying amount of the Company exceeds the implied fair value of the Company, we would recognize a goodwill impairment loss. If for any reason the fair value of our goodwill or that of our reporting units declines below the carrying value in the future, we may incur charges for the impairment.

Intangible assets consisted of the following at June 30, 2009 (in thousands):

	Gross	Accumulated
	Amount	Amortization	Balance

Deferred debt issuance costs (5 year life)	$1,646	$(462)	$1,184
Trade names (30 year life)	34,105	(1,671)	32,434
Contractual customer relationships (3 year life)	15,740	(12,042)	3,698
Non-compete agreements (5 year life)	65	(18)	47

Intangible assets	$51,556	$(14,193)	$37,363

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

Amortization expense for the five months ended June 30, 2008 and the six months ended June 30, 2009 was $5.2 million and $2.7 million, respectively. The weighted average amortization period for the identifiable intangibles is 21.1 years. The intangible asset for Contractual customer relationships acquired in connection with the merger are being amortized upon the expected cash flows over a three year period.

Estimated future intangible and deferred debt issuance cost amortization expense is as follows (in thousands):

Remainder of 2009	$2,729
2010	3,255
2011	1,523
2012	1,523
2013	1,335
Thereafter	26,998

$37,363

7.	Accrued Liabilities

Accrued liabilities consists of the following (in thousands):

	June 30,	December 31,
	2009	2008

Payroll related liabilities	$30,407	$9,383
Bonuses/Benefit plan	11,991	6,983
State, property, sales and withholding taxes	3,304	6,081
Insurance premiums	3,687	4,202
Current deferred taxes	7,000	4,289
Short-term casualty insurance reserve	3,731	4,170
Other	4,422	3,659

.	$64,542	$38,767

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

8.	Long-Term Debt

Long-term debt consists of the following (in thousands):

	June 30,	December 31,
	2009	2008
Note payable to a financial services corporation in monthly payments of $110,000 including interest at 6.09%, maturing in August 2010, collateralized by equipment	$1,500	$2,097
Note payable to a financial services corporation in monthly payments of $247,000 including interest at 5.95%, maturing in March 2011, collateralized by equipment	4,919	6,232
Note payable to a financial services corporation in monthly payments of $586,000 including interest at 4.22%-4.35%, maturing in May 2013, with a balloon of $7,171,000 due June 2013, collateralized by equipment	31,306	34,237
Note payable to a financial services corporation in monthly payments of $214,000 including interest at 4.21%, maturing in December 2010, collateralized by equipment	3,718	4,906
Term loan with financial institutions within our credit facility, payable in quarterly principal installments of $2,500,000 and a balloon of $50 million payable on December 31, 2012 and bearing interest at prime or at LIBOR plus 1.75%	85,000	90,000

	126,443	137,472
Less: Current maturities	(22,274)	(21,981)

Long-term debt	$104,169	$115,491

In conjunction with the formation of the Company, PGSI entered into a five-year $225 million credit agreement, which consists of a $125 million revolving credit facility and a $100 million term loan with certain financial institutions. We had no borrowings and had outstanding letters of credit of $19,711,000 and $21,942,000 under the revolving credit facility as of December 31, 2008 and June 30, 2009, respectively.

The credit agreement contains covenants restricting among other things, the Company’s ability to make distributions, enter into mergers, acquisitions or other investments or to sell assets other than in the ordinary course of business, and restricts the ability to incur indebtedness, liens or changes in the business as well as affiliate transactions. It also requires us to maintain compliance with specified financial covenants, including (a) maintaining a minimum fixed-charge coverage ratio of 1.1 and 1.0, and (b) maintaining a maximum leverage ratio of 3.0 to 1.0 through December 30, 2009 and then a maximum leverage ratio of 2.75 to 1.0 as of December 30, 2009 and for all periods thereafter. Both ratios are calculated on a rolling 4-quarters basis. The credit agreement also provides that specified change of control events would constitute an event of default. We were in compliance with our financial debt covenants as of December 31, 2008 and June 30, 2009. See subsequent events Note 18.

Additionally, any “material adverse effect” on the Company could restrict our ability to borrow under the credit agreement. A material adverse effect is defined as a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to pay the obligations or the ability of the Company or any guarantor to perform its respective obligations under their credit agreement or any of their other loan documents, or (c) the validity or enforceability of the credit agreement or any of their other loan documents, or the rights or remedies of each lender.

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

Contractual maturities of long-term debt (excluding interest) at June 30, 2009 are as follows (in thousands):

Remainder of 2009	$10,952
2010	22,285
2011	16,892
2012	16,428
2013	59,886
Thereafter	—

$126,443

In February 2009, we purchased an interest rate cap at a price of $1 million. The interest rate cap was for a notional amount of $50 million and matures on January 31, 2013, matching terms of the balloon amount due on our term loan. The instrument provides for a ceiling on one-month LIBOR interest rate at 2.75%. We recognize interest expense or income relative to this cap through marking the asset to market value at each month end. As of June 30, 2009, this instrument was valued at $1,239,000. On September 24, 2009, this instrument was liquidated for $900,000. The reduction in value from June 30 to September 24 will be recognized as expense during third quarter 2009.

9.	Mandatorily Redeemable Preferred

In conjunction with the merger, PGSI issued 266,662 shares of Series A convertible preferred stock to the shareholders of PGC and PGI. These preferred shares earn dividends on an annual basis equivalent to 5% for the first year, 7% for the second year, 8% for the third year and 9% thereafter. The dividend is payable-in-kind or payable in cash at the end of each year at the discretion of the Board of Directors. The preferred stock has a stipulated value of $300 per share and is to be mandatorily redeemed on January 31, 2014. Because of the contingent conversion feature available to the shareholders, this preferred stock is reflected in the mezzanine section between liabilities and equity. The preferred stock has voting rights like common stock. For the five months ended June 30, 2008, the Company declared dividends on their mandatorily redeemable preferred stock of $1,667,000. During the eleven months ended December 31, 2008 and the six months ended June 30, 2009, the Company declared dividends on their mandatorily redeemable preferred stock of approximately $3,666,000 and $2,667,000, respectively, of which $4,000,000 was paid during 2009.

10.	Comprehensive Income (Loss)

Our comprehensive income (loss), net of related tax effects, was as follows (in thousands):

	Six months	Five months
	ended	ended
	June 30,	June 30,
	2009	2008

Net income	$69,576	$28,912
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, net of tax	2,365	(697)

Comprehensive income	$71,941	$28,215

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

11.	Leases

A summary of future minimum lease payments under operating leases at June 30, 2009 is as follows (in thousands):

Remainder of 2009	$4,645
2010	5,813
2011	2,193
2012	873
2013	454
Thereafter	845

$14,823

The Company conducts its operations in leased facilities and also leases storage space and construction equipment. Rental expense under operating leases inclusive of month to month equipment rentals was approximately $54,329,000 for the five month period ended June 30, 2008 and $40,816,000 for the six month period ended June 30, 2009.

12.	Income Taxes

The Company’s subsidiaries operated under Subchapter S of the federal income tax code until January 31, 2008, and substantially all income and expense was passed through directly to the owners with no tax effect to the subsidiaries. Subsequent to January 31, 2008, the Company and its subsidiaries are taxed as C corporations and accordingly the Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Income taxes are recognized using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between amounts reported for federal, state and foreign income taxes and the respective amounts reported in the Company’s financial statements. The Company reduces deferred tax assets by a valuation allowance when it is more likely than not that a portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using tax rates expected to be in effect when the temporary difference is settled. Deferred tax assets or liabilities have been recognized for differences in income tax reporting and financial reporting that arose prior to February 1, 2008. The provision for income taxes consists of the following current and deferred components based on pre-tax income adjusted for permanent and temporary differences:

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

The components of income tax expense (benefit) are as follows (in thousands):

	June 30,	June 30,
	2009	2008

Current income tax expense:
U.S.	$33,672	$8,655
State	4,935	1,736
Canada	4,485	4,922

Total	43,092	15,313
Deferred income tax expense (benefit):
U.S.	2,454	4,318
State	319	553
Canada	(191)	(286)

Total	2,582	4,585

Total income tax expense	$45,674	$19,898

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

	June 30,	June 30,
	2009	2008

Federal statutory income tax rate	35.00%	35.00%
State income taxes, net of federal benefit	4.56	4.69
Other	0.07	1.08

Total	39.63%	40.77%

	June 30, 2009
	Gross	Accumulated
	Current	Noncurrent	Total

Deferred tax assets
Self insurance reserves	$3,700	$—	$3,700
Expected future foreign tax credits	—	8,251	8,251

Total deferred tax assets	3,700	8,251	11,951

Deferred tax liabilities
Depreciation	—	(51,361)	(51,361)
Deferred construction cost	(7,000)	—	(7,000)
Stock compensation	—	(910)	(910)
Amortization of intangibles	—	(15,090)	(15,090)
Unrealized foreign currency translation	—	(1,577)	(1,577)

Total deferred tax liabilities	(7,000)	(68,938)	(75,938)

Total	$(3,300)	$(60,687)	$(63,987)

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

The Company operates in Canada under a branch format; therefore, its profits within that branch are subject to both Canadian and U.S. tax. Currently, the Company anticipates its ability to utilize foreign tax credits is not limited. Management will continue to evaluate whether it is more likely than not to realize the utilization of those credits.

The Company has elected to defer the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), Accounting for Income Taxes, under the provisions of FIN 48-3 until the annual period ended December 31, 2009. The Company uses a SFAS 5, Loss Contingencies, approach for evaluating uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. Currently, the Company does not anticipate the adoption of FIN 48 will have a material impact to its financial statements.

13.	Commitments and Contingencies

The Company participates in certain deductible insurance programs. In the opinion of management, the Company has adequately accrued for all liabilities arising from these agreements.

The Company and its subsidiaries are subject to other legal proceedings that arise in the ordinary course of their business. Also, certain post-contract completion audits and reviews are periodically conducted by customers and/or government entities. In the opinion of management, the aggregate liability, if any, with respect to these other actions will not materially adversely affect the financial position, results of operations or cash flows of the Company. The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is typically responsible for the performance of the construction portion of the project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying condensed consolidated financial statements.

14.	Employee Benefit Plan

The Company has defined contribution plans for all eligible employees.

PGI has a U.S. savings plan in the form of a qualified defined contribution plan (the “PGI Plan”) for all eligible full-time U.S. employees of PGI. The PGI Plan provides for company contributions at the discretion of the board of directors subject to limits set forth by the Internal Revenue Code (IRC). No participant contributions to the PGI Plan are allowed other than direct rollovers from another qualified retirement plan. Vesting in the Company’s contributions is based on years of vesting service. A PGI Plan participant is 100 percent vested after four years of credited service. Full and immediate vesting will also occur upon attainment of normal retirement age, death or disability. Participants who leave the Company before they are fully vested in the Company’s contributions forfeit their nonvested portion. No contributions were made to the plan in the five month period ended June 30, 2008 and the six month period ended June 30, 2009, respectively.

PGI’s subsidiary, OJ, has a defined contribution plan (the “OJ Plan”) for eligible employees of OJ. The OJ Plan provides for annual company contributions in an amount no less than 6%, 7% or 8% (based on job level) and no more than 10%. The plan also allows employee contributions. All contributions are immediately vested. Cash contributions to the plan were $52,000 in the five month period ended June 30, 2008 and $81,000 in the six month period ended June 30, 2009.

PGC has a qualified defined contribution plan (the “PGC Plan”) for all eligible employees and, at the discretion of the board of directors, makes annual contributions to the plan. Employees are not

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

allowed to make contributions to the plan. Company contributions vest ratably on the first through fifth anniversary dates of each participant’s employment, with participants fully vested after five years of service. The Company made no contributions to the PGC Plan during the five month period ended June 30, 2008 and contributed $1,000,000 in the six month period ended June 30, 2009.

15.	Stock-Based Compensation

Stock-based compensation expense for the five months ended June 30, 2008 and the six months ended June 30, 2009 included (in thousands):

	Six months	Five months
	ended	ended
	June 30,	June 30,
	2009	2008

Restricted stock	$458	$375
Stock options	88	68

Total stock-based compensation expense	$546	$443

On January 31, 2008, the Price Gregory Services Incorporated 2008 Stock Incentive Plan (the “2008 Plan”) was adopted by the Board of Directors and provides for the granting of stock-based awards in the form of options, restricted stock and phantom stock to employees and directors. Under the 2008 Plan, the maximum number of shares of common stock that may be issued is 80,000 shares.

Stock Options

Under the 2008 Plan, stock options may be granted by the Board at an exercise price, option period and vesting terms as determined by the Board but exercise price cannot be below the fair market value of a share of common stock on the date of the grant.

Using the Black-Scholes option valuation model, the weighted average fair value at date of grant for options granted during 2008 was $46.94. No options were granted during 2009. The following weighted average assumptions were used:

Expected life in years	5
Risk-free interest rate	1.50% - 3.30%
Volatility	40.59% - 42.32%
Dividend yield	0.0%

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents stock option activity for the six months ended June 30, 2009:

		Weighted	Weighted	Aggregate
	Stock	Average	Average	Intrinsic
	Options	Price	Years	Value
				(in 000’s)

Options outstanding at December 31, 2008	23,950	$133.61	4.2	3,200
Granted	—	—
Exercised/cancelled	—	—

Options outstanding, June 30, 2009	23,950	$133.61	4.2	$3,200

Options exercisable, June 30, 2009	9,513	$184.63	3.7	$1,756

As of June 30, 2009, $477,000 of unrecognized compensation expense related to nonvested options is expected to be recognized over the weighted average period of 3.6 years.

Restricted Stock

For grants of restricted stock, compensation expense is recognized over the vesting period equal to the fair value of common stock at the date of grant. Outstanding restricted stock grants vest 25% or 33-1/3% on each of the anniversaries of the grant date.

The following table presents restricted stock activity during the six months ended June 30, 2009.

		Weighted
		Average Grant-
		Date Fair Value
	Shares	per Share

Nonvested restricted stock at December 31, 2008	36,200	$100.72
Granted	—	—
Vested	9,000

Nonvested restricted stock at June 30, 2009	27,200	$100.96

As of June 30, 2009, $2,357,000 of unrecognized compensation expense related to nonvested restricted stock is expected to be recognized over the weighted average period of 2.6 years.

16.	Related Party Transactions

Reflected in Accounts Receivable at December 31, 2008, is $2.1 million due from the former shareholders of Gregory & Cook Construction, Inc. for state taxes paid in their behalf. The amount has been collected subsequent to year end.

The Company rents heavy construction equipment and shares office space from a company controlled by a family member of some of the Company’s shareholders. Related party equipment rental expense for the five months ended June 30, 2008 and the six months ended June 30, 2009 was $419,000 and $365,000, respectively. In addition, the Company also had an agreement, which ended in May 2009, to share common rental and other office-related expenses with the same party pro rata based on usage by the two parties. The Company charged the related party $30,000 and $34,000 for these expenses for the five months ended June 30, 2008 and the six

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

months ended June 30, 2009, respectively. The Company has related party payables of $179,000 and $100,000 at June 30, 2009 and at December 31, 2008, respectively.

The Company has a financial advisory services agreement with L. E. Simmons & Associates (“LESA”), an affiliate of SCF-VI, LP, whereby LESA provides advisory and consulting services to PGSI for a quarterly fee of $62,500 and a one-time fee of $250,000 payable at the merger date. The Company paid and expensed $354,000 in the five months ended June 30, 2008 and $125,000 in the six months ended June 30, 2009 for these advisory fees.

17.	Concentrated Market and Credit Risks

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less. The Company places its cash and cash equivalents and temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of FDIC insurance limits.

Accounts receivable at any given time are primarily concentrated in a small number of customer accounts. The Company grants credit, generally without collateral, to its customers. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize potential credit risk. To enforce collection of potential past-due balances, the Company can resort to mechanics’ and materialmens’ liens.

The Company’s customers are primarily engaged in oil and natural gas production and transportation industries in Canada and the United States. The financial well being of these companies is affected by the price of these commodities. A concentrated number of the Company’s customers generate more than 10% of contract revenues each year. Three customers exceeded 10% of contract revenues and in aggregate contributed $508.0 million in revenues for the six months ended June 30, 2009. At June 30, 2009, three customers had balances greater than 10% of contracts receivable, comprising 35%, 30% and 12% of total contract receivables, respectively. There were no foreign customers who exceeded 10% of contract revenues or contracts receivable for the six months ended June 30, 2009.

18.	Supplemental Cash Flow Information (in thousands):

	Six months	Five months
	ended	ended
	June 30,	June 30,
	2009	2008

Cash paid for interest	$2,023	$2,627
Cash paid for taxes	45,605	19,866

Noncash transactions
Property and equipment acquired under long-term debt	—	35,823
Issuance of common stock for businesses acquired	—	30,000
Issuance of mandatorily redeemable preferred for businesses acquired	—	79,999
Dividend on mandatorily redeemable preferred	2,667	1,667

Price Gregory Services Incorporated
Notes to Condensed Consolidated Financial Statements (unaudited)

19.	Subsequent Event

Events occurring after June 30, 2009, were evaluated as of October 20, 2009, the date this Quarterly Report was issued, in compliance with SFAS No. 165, Subsequent Events, which establishes general standards of accounting for disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued, to ensure that any subsequent events that met the criteria for recognition and/or disclosure in this report have been included.

On September 3, 2009, we announced a plan to sell all shares of the Company to Quanta Services, Inc. for $250 million in stock and $100 million cash. On September 24, 2009, the Board of Directors approved (1) a preferred stock dividend of $3.7 million, and (2) a common stock dividend of $40 million, both to be paid on October 1, 2009, before the closing of the sale to Quanta Services, Inc.

On October 1, 2009, all outstanding debt was paid, the common and preferred dividends were paid, and the sale of all preferred and common stock of the Company to Quanta Services, Inc. was completed.